As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPLR Infrastructure, LP

(Exact name of registrant as specified in its charter)

Delaware	30-0818558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Universe Boulevard Juno Beach, Florida	33408
(Address of Principal Executive Offices)	(Zip Code)

XPLR Infrastructure, LP Amended and Restated 2024 Long Term Incentive Plan

(Full title of the plan)

David Flechner, Esq.

General Counsel

XPLR Infrastructure, LP

700 Universe Boulevard

Juno Beach, Florida 33408

(Name and address of agent for service)

(561) 694-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of Registration Statement No. 333-282801 on Form S-8 filed by XPLR Infrastructure, LP with the Securities and Exchange Commission (the “SEC”) on October 24, 2024, relating to common units representing limited partner interests in the registrant (“common units”) issuable pursuant to the XPLR Infrastructure, LP 2024 Long Term Incentive Plan (as amended and restated, the “Plan”). This registration statement is being filed to register an additional 950,000 common units for offering and issuance pursuant to the Plan. This registration statement consists of the facing page, this page, other required information, required opinions, consents and other exhibits, and the signature page.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

XPLR Infrastructure, LP ( “XPLR” or the “registrant”) incorporates by reference herein the following documents filed by XPLR with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with SEC rules:

•

Annual Report on  Form 10-K for the year ended December 31, 2025 (including the portions of the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2026 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

•

Current Reports on Form 8-K  filed with the SEC on February  10, 2026 (excluding Item 2.02 thereof and exhibit 99 thereto), March 27, 2026 (excluding Item 7.01 thereof), April  7, 2026 and April 10, 2026; and

•

the description of our common units representing limited partner interests in XPLR contained in  Exhibit 4.12 to the Annual Report on Form 10-K for the year ended December 31, 2025, and including any further amendment or report filed for the purpose of updating such description.

In addition, all documents filed by XPLR pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits

XPLR herewith files or incorporates by reference the exhibits identified below:

Number	Description

4.1*	Sixth Amended and Restated Agreement of Limited Partnership of XPLR Infrastructure, LP, dated as of January 23, 2025 (filed as Exhibit 3.1 to Form 8-K dated January 23, 2025, File No. 1-36518).

4.2*	Certificate of Limited Partnership of NextEra Energy Partners, LP (filed as Exhibit 3.3 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.3*	Certificate of Amendment to Certificate of Limited Partnership of NextEra Energy Partners, LP, dated as of January 23, 2025 (filed as Exhibit 3.2 to Form 8-K dated January 23, 2025, File No. 1-36518).

Number	Description

4.4*	Amended and Restated Certificate of Incorporation of XPLR Infrastructure Partners GP, Inc. (filed as Exhibit 3.3 to Form 8-K dated January 23, 2025, File No. 1-36518).

4.5*	Amended and Restated Bylaws of XPLR Infrastructure Partners GP, Inc. (filed as Exhibit 3.4 to Form 8-K dated January 23, 2025, File No. 1-36518).

4.6*	Indenture, dated as of December 12, 2022, by and among NextEra Energy Partners, LP, NextEra Energy Operating Partners, LP and The Bank of New York Mellon, as trustee (filed as Exhibit 4 to Form 8-K dated December 7, 2022, File No. 1-36518).

4.7*	Fifth Amended and Restated Agreement of Limited Partnership of XPLR Infrastructure Operating Partners, LP, dated as of January 27, 2025 (filed as Exhibit 10.2 to Form 8-K dated January 23, 2025, File No. 1-36518).

4.8*	Certificate of Limited Partnership of NextEra Energy Operating Partners, LP (filed as Exhibit 3.4 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

4.9*	Certificate of Amendment to Certificate of Limited Partnership of NextEra Energy Operating Partners, LP, dated as of January 27, 2025 (filed as Exhibit 10.3 to Form 8-K dated January 23, 2025, File No. 1-36518)

4.10*	Amended and Restated Exchange Agreement by and among NextEra Energy Equity Partners, LP, XPLR Infrastructure Operating Partners, LP, XPLR Infrastructure Partners GP, Inc. and XPLR Infrastructure, LP, dated as of February 17, 2025 (filed as Exhibit 10.2 to Form 10-K for the year ended December 31, 2024, File No. 1-36518).

4.11*	XPLR Infrastructure, LP Amended and Restated 2024 Long Term Incentive Plan (filed as Exhibit 10.4 to Form 10-Q for the quarterly period ended March 31, 2026, File No. 1-36518).

5	Opinion of Hogan Lovells US LLP regarding validity of the common units.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5).

24	Powers of Attorney (included on the signature page of this registration statement).

107	Filing Fee Table.

*	Incorporated herein by reference as indicated.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Juno Beach, State of Florida, on the 7th day of May 2026.

XPLR INFRASTRUCTURE, LP

By:	/s/ S. Alan Liu
Name:	S. Alan Liu
Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints David Flechner his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all successor registration statements relating to the same offering as this registration statement, including any filings pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ S. Alan Liu S. Alan Liu	President and Chief Executive Officer (Principal Executive Officer)	May 7, 2026

/s/ Jessica Geoffroy Jessica Geoffroy	Chief Financial Officer (Principal Financial Officer)	May 7, 2026

/s/ William J. Gough William J. Gough	Controller and Principal Accounting Officer (Principal Accounting Officer)	May 7, 2026

/s/ John W. Ketchum John W. Ketchum	Chairman of the Board and Director	May 7, 2026

/s/ Susan Davenport Austin Susan Davenport Austin	Director	May 7, 2026

/s/ Brian W. Bolster Brian W. Bolster	Director	May 7, 2026

/s/ Robert J. Byrne Robert J. Byrne	Director	May 7, 2026

/s/ Michael H. Dunne Michael H. Dunne	Director	May 7, 2026

/s/ Mark E. Hickson Mark E. Hickson	Director	May 7, 2026

/s/ Peter H. Kind Peter H. Kind	Director	May 7, 2026